                                  EXHIBIT 12.1

                                               1997            1998           1999          2000            2001
                                              -------        -------        -------        -------        --------
FIXED CHARGES:
Interest expense including
   amortization of debt issuance costs        $ 6,951        $12,491        $16,447        $20,108        $ 18,278
Interest on rent expense (1)                    1,359          2,463          3,419          3,453           3,564
                                              -------        -------        -------        -------        --------
Total fixed charges                             8,310         14,954         19,866         23,561          21,842

EARNINGS:
Income (loss) before income taxes              30,800         53,757         51,830          6,803         (76,364)
Fixed charges                                   8,310         14,954         19,866         23,561          21,842
                                              -------        -------        -------        -------        --------
Income (loss) before fixed charges             39,110         68,711         71,696         30,364         (54,522)

RATIO OF EARNINGS TO FIXED CHARGES                4.7            4.6            3.6            1.3            -2.5
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(1) The Company believes one-third of rent expense represents a reasonable approximation of the interest factor.